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                                                            Exhibit 99.26(d)(14)

[SPOUSE/DOMESTIC PARTNER] AND CHILD TERM LIFE
INSURANCE CERTIFICATE SUPPLEMENT

SECURIAN LIFE INSURANCE COMPANY
400 Robert Street North - St. Paul, Minnesota  55101-2098

[SECURIAN(TM) LOGO]

GENERAL INFORMATION

This supplement is issued in consideration for your application for [spouse/domestic partner] and child coverage and for the payment of the additional monthly charge. The provisions summarized in this supplement are subject to every term, condition, exclusion, limitation, and provision of the group policy as amended, unless otherwise expressly provided for herein.

WHAT DOES THIS SUPPLEMENT PROVIDE?

This supplement provides term life insurance on the lives of your eligible [spouse or eligible domestic partner] and children.

WHAT MEMBERS OF YOUR FAMILY ARE ELIGIBLE FOR COVERAGE?

The following members of your family are eligible for coverage under the [Spouse/Domestic Partner] and Child Term Life Insurance Policy Rider attached to the group policy:

     (1) your lawful [spouse] who is not legally separated from you [and who is not eligible for insurance as an employee under the policy to which the [Spouse/Domestic Partner] and Child Term Life Insurance Policy Rider is attached]; [or
     (2) your domestic partner [who is not eligible for insurance as an employee under the policy to which the [Spouse/Domestic Partner] and Child Term Life Insurance Policy Rider is attached];] and
     (3) your unmarried child or children, stepchildren (with the written consent of a biological parent), and legally adopted children, who are living at home, are between the ages of [14 days and 23 years], and who are dependent on you for financial support.

Any child who, subsequent to the effective date of your certificate supplement for [spouse or domestic partner] and child insurance, meets the requirements of this provision will become insured on the date he or she so qualifies.

WHEN WILL WE REQUIRE EVIDENCE OF INSURABILITY?

Evidence of insurability will be required if:

     (1) the specifications page attached to your certificate states that evidence of insurability is required; or
     (2) the insurance is contributory and you do not enroll for coverage under this supplement within [31 days] from the date you are first eligible; or
     (3) [spouse/domestic partner] or child insurance for which you previously enrolled did not go into effect or was terminated because you failed to make a required premium contribution; or
     (4) during a previous period of eligibility, you failed to submit evidence of insurability that was required for a [spouse/domestic partner] or child or that which was submitted was not satisfactory to us; or
     (5) [the insured [spouse/domestic partner] or child is covered by an individual policy issued under the terms of the conversion privilege section, unless the insured cancels the individual policy without claim.]

DEATH BENEFIT

WHAT IS THE AMOUNT OF LIFE INSURANCE ON EACH INSURED FAMILY MEMBER?

The amount of life insurance on each insured family member is shown on the specifications page attached to your certificate. The amount of insurance for an insured [spouse or an insured domestic partner] shall not exceed the amount of insurance for which you are eligible. The amount of insurance for each insured dependent child shall not exceed the lesser of your amount of insurance or $25,000.

WHEN WILL THE DEATH BENEFIT BE PAYABLE?

We will pay the death benefit upon receipt at our home office of written proof satisfactory to us that your [spouse/domestic partner] or child insured under this supplement has died. All payments made by us are payable from our home office.

TO WHOM WILL WE PAY THE PROCEEDS?

All proceeds payable under this supplement will be paid to you, if living, otherwise they will be paid according to the terms of the provision entitled "To whom will we pay the death benefit?" in the group policy.

ADDITIONAL INFORMATION

WHEN DOES INSURANCE ON YOUR ELIGIBLE [SPOUSE OR ELIGIBLE DOMESTIC PARTNER] AND CHILDREN BECOME EFFECTIVE?

Insurance on your eligible [spouse or domestic partner] and children becomes effective when your completed application for [spouse/domestic partner] and child coverage is approved by us; however, in no event will insurance on your eligible [spouse or eligible domestic partner] and children be effective before your insurance under the group policy is effective.

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WHAT IS THE MONTHLY COST TO YOU FOR INSURANCE UNDER THIS SUPPLEMENT?

The monthly cost to you for insurance under this supplement is shown on the specifications page attached to your certificate.

WHEN WILL YOUR ACCOUNT BE CHARGED?

On the first day of each certificate month, the monthly cost for insurance under this supplement will be charged to your account.

WHEN DOES INSURANCE ON AN INSURED [SPOUSE/DOMESTIC PARTNER] OR CHILD TERMINATE?

Insurance on the life of a [spouse or domestic partner] or child insured under this supplement will terminate on the earliest of:

     (1) the date you request that insurance on your eligible [spouse or domestic partner] and children be terminated;
     (2) the date the [spouse or domestic partner] or child is no longer eligible for insurance under this supplement;
     (3)  the date you are no longer insured under the group policy.

WHAT IS THE CONVERSION PRIVILEGE UNDER THIS SUPPLEMENT?

Insurance on the life of your insured [spouse or domestic partner] or child can be converted to a new individual life insurance policy if all or part of his or her life insurance under the group policy terminates.

Insurance may be converted up to the full amount of terminated insurance if termination occurs because:

     (1) you, your insured child or your insured [spouse or domestic partner] moved from one existing eligible class to another; or
     (2) you, your insured child or your insured [spouse or domestic partner] is no longer in an eligible class; or
     (3)  your employment is terminated by the employer; or
     (4) the supplement is changed to reduce or terminate the insurance for your insured child or insured [spouse or domestic partner]; or
     (5) your employment is terminated by the employer because you are totally and permanently disabled; or
     (6) your insured child's or insured [spouse's or domestic partner's] coverage terminates due to your death.

Your insured [spouse's or domestic partner's] or child's insurance can also be converted if such [spouse's or domestic partner's] or child's insurance ends because the group policy is terminated. If the group policy terminates, insurance on the life of your insured [spouse or domestic partner] or child may be converted in an amount up to the amount of insurance he or she had just prior to the termination, less any amount he or she may become eligible for under any group policy within 45 days of the termination.

Any portion of the insurance on the life of your dependent [spouse or domestic partner] which is reduced on or after the attainment of age sixty in any increment or series of increments totaling twenty percent or more of the amount of insurance in force under this rider prior to the first reduction at age sixty may also be converted.

Insurance on the life of your insured [spouse or domestic partner] or child may be converted to any type of individual policy of life insurance then customarily issued by us or by one of our associated companies. The individual policy will not include any supplemental benefits including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.

CAN INSURANCE ON THE LIFE OF YOUR INSURED [SPOUSE OR DOMESTIC PARTNER] OR CHILD PROVIDED BY THE CERTIFICATE BE CONTINUED PRIOR TO CONVERSION?

Yes. If your insured [spouse's or domestic partner's] or child's coverage as provided by the certificate ends due to any of the terminating events allowing conversion, according to the terms of this certificate supplement, such coverage may be continued under the group policy prior to converting to an individual policy by paying premiums directly to us. Your insured [spouse's or domestic partner's] or child's group life may be continued for a period of up to one year at which time such insurance may be converted to an individual policy of permanent insurance with Securian Life or one of its associated companies. Such conversion shall be subject to the terms of the provision of the rest of this conversion privilege section. The policy charge for this continued coverage may be higher.

WHEN MUST ELECTION TO CONTINUE OR CONVERT INSURANCE BE MADE?

Notice will be given of the right to continue or convert group life insurance under this rider. If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, continuation or conversion may be elected within 31 days from the date the insurance terminates. If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent. If notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event. Such notice shall be mailed to the certificate holder at his or her last known address.

The continuation or conversion privilege is not available if the insurance on the life of your insured [spouse or domestic partner] or child under this certificate supplement terminates due the insured employee's to failure to make, when due, required premium contributions.

Conversion or continuation may be requested by the insured employee, if living, an insured [spouse or

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domestic partner] or child of legal capacity, or the insured child's guardian, if applicable.

HOW IS INSURANCE ON THE LIFE OF YOUR INSURED [SPOUSE OR DOMESTIC PARTNER] OR CHILD PROVIDED BY THE CERTIFICATE CONVERTED?

Insurance on the life of your insured [spouse or domestic partner] or child as provided by the certificate is converted by applying for an individual policy and paying the first premium within the time period allowed for such election. No evidence of insurability will be required.

HOW IS THE PREMIUM FOR THE INDIVIDUAL POLICY DETERMINED?

We base the premium for the individual policy on the plan of insurance, your insured [spouse's or domestic partner's] or child's age, and the class of risk to which he or she belongs on the date of conversion.

WHAT HAPPENS IF YOUR INSURED DIES DURING THE PERIOD ALLOWED FOR CONVERSION?

If your insured [spouse or domestic partner] or child dies during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted. The death benefit will be the amount of insurance your insured [spouse or domestic partner] or child would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for an individual policy to the insured's beneficiary. In no event will we be liable under both this supplement and the individual policy.

WILL ACCOUNT VALUES ACCUMULATE FOR AN INSURED [SPOUSE OR DOMESTIC PARTNER] OR CHILD?

No. The insurance on an insured [spouse or domestic partner] or child will not accumulate account values.


/s/ [ILLEGIBLE]                                                  /s/ [ILLEGIBLE]
Secretary                                                              President

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